EXHIBIT 21.1
                        SUBSIDIARY COMPANIES AND STATE OR
                         JURISDICATION OF INCORPORATION


Atwood Oceanics Pacific Limited                    Cayman Islands B.W.I.   100%
Alpha Offshore Drilling Services                   Cayman Islands, B.W.I.  100%
Atwood Drilling Inc.                               Delaware                100%
Atwood Offshore Inc.                               Delaware                100%
Atwood Hunter Co.                                  Delaware                100%
Eagle Oceanics, Inc.                               Delaware                100%
Atwood Oceanics Drilling Company                   Texas                   100%
Atwood Oceanics International, S.A.                Panama                  100%
Atwood Oceanics Australia Pty. Ltd.                Australia               100%
Atwood Oceanics Platforms Pty. Ltd.                Australia               100%
Atwood Oceanics Service Pty. Ltd.                  Australia               100%
Atwood Oceanics West Tuna Pty. Ltd.                Australia               50%
Aurora Offshore Service GmbH                       Germany                 100%
Atwood Oceanics (M) Sdn. Bhd.                      Malaysia                100%
Clearways Offshore Development Drilling Sdn. Bhd.  Malaysia                30%
Drillquest (M) Sdn. Bhd.                           Malaysia                90%
PT Pentawood Offshore Drilling                     Indonesia               80%
Swiftdrill, Inc.                                   Texas                   100%
Swiftdrill Nigeria Limited                         Nigeria                 60%